Exhibit 1.1

SABINE PASS LIQUEFACTION, LLC

$800,000,000

5.00% Senior Secured Notes due September 15, 2037

NOTE PURCHASE AGREEMENT

Dated February 24, 2017

SCHEDULE A	—	Defined Terms
SCHEDULE 4.4(A)	—	Form of Opinion of Latham & Watkins LLP
SCHEDULE 4.4(B)	—	Form of Opinion of Andrews Kurth LLP
SCHEDULE 4.4(C)	—	Form of Opinion of Norton Rose Fulbright US LLP
SCHEDULE 4.4(D)	—	Form of Opinion of Ottinger Hebert, L.L.C.
SCHEDULE 4.4(E)	—	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
SCHEDULE 5.3	—	Disclosure Documents
SCHEDULE 5.4	—	Directors and Officers of the Company
SCHEDULE 5.5	—	Financial Statements
SCHEDULE 5.15	—	Existing Indebtedness
PURCHASER SCHEDULE	—	Information Relating to Purchasers

SABINE PASS LIQUEFACTION, LLC

700 Milam Street, Suite 1900

Houston, Texas 77002

5.00% Senior Secured Notes due September 15, 2037

February 24, 2017

TO EACH OF THE PURCHASERS LISTED IN

           THE PURCHASER SCHEDULE HERETO:

Ladies and Gentlemen:

Sabine Pass Liquefaction, LLC, a Delaware limited liability company (the “Company”), agrees with each of the Purchasers as follows:

SECTION 1.	AUTHORIZATION OF NOTES.

The Company will authorize the issue and sale of $800,000,000 aggregate principal amount of its 5.00% Senior Secured Notes due September 15, 2037 (the “Notes”). The Notes shall be substantially in the form set out in the Indenture. Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 15.4 shall govern.

SECTION 2.	SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

SECTION 3.	CLOSING.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York 10036, at 9:00 a.m., Eastern time, at a closing (the “Closing”) on February 24, 2017. At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 770007030401 at BBVA Compass Bank, Birmingham, Alabama, ABA Number

062001186, Account Name Compass WMG, Attention Sabine Pass Liquefaction Construction Account #18414. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s reasonable satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s reasonable satisfaction.

SECTION 4.	CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s reasonable satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1    Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made at the Closing.

Section 4.2    Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing. Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. The Company shall not have entered into any transaction since the date of the Memorandum (as defined herein) that would have been prohibited by the negative covenants under Indenture had such Section applied since such date.

Section 4.3    Compliance Certificates.

(a)    Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b)    Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Indenture and the Notes and this Agreement; (ii) the Company’s Organizational Documents as then in effect; and (iii) the incumbency of those officers of the Company signing this Agreement, the Indenture, the Notes and any other documents incident to the transactions contemplated hereby.

Section 4.4    Opinions of Counsel.

(a)    Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing from (i) Latham & Watkins LLP, counsel for the Company, covering the matters set forth in Schedule 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers),

(ii) Andrews Kurth LLP, counsel for the Company, covering the matters set forth in Schedule 4.4(b) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers), (iii) Norton Rose Fulbright US LLP, regulatory counsel for the Company, covering the matters set forth in Schedule 4.4(c) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers), (iv) Ottinger Hebert, L.L.C., Louisiana counsel for the Company, covering the matters set forth in Schedule 4.4(d) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers), and (v) Skadden, Arps, Slate, Meagher & Flom LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Schedule 4.4(e) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5    Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser at least 5 Business Days prior to the date of the Closing, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6    Sale of Other Notes. Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in the Purchaser Schedule.

Section 4.7    Payment of Special Counsel Fees. Without limiting Section 8.1, the Company shall have paid on or before the Closing the reasonable and documented fees, charges and disbursements of the Purchasers’ one special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

Section 4.8    Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.

Section 4.9    Changes in Corporate Structure. The Company shall not have changed its jurisdiction of formation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10    Funding Instructions. At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.11    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 4.12    Financing Documents. On or prior to the Closing, copies of the Financing Documents (other than the Indenture and the Notes) in the forms as previously delivered to the Purchasers or Skadden, Arps, Slate, Meagher & Flom LLP, shall be in full force and effect, and no default or event of default (as such terms are defined in each such Financing Document) under any Financing Document shall have occurred and be continuing which would reasonably be expected to have a Material Adverse Effect.

Section 4.13    Other Documents. On or before the date of the Closing, the Purchasers and Skadden, Arps, Slate, Meagher & Flom LLP shall have received such information, documents and letters as they may reasonably require for the purposes of enabling them to pass upon the issuance and sale of the Notes as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions, herein contained.

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

Section 5.1    Organization; Power and Authority The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Indenture and the Notes and to perform the provisions hereof and thereof.

Section 5.2    Authorization, Etc. This Agreement, the Indenture and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof, assuming due authorization, execution and delivery thereof by the Trustee the Indenture will constitute, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3    Disclosure. The Company, through its agents, Morgan Stanley & Co. LLC and SG Americas Securities, LLC (the “Lead Placement Agents”), has delivered to each Purchaser a copy of a Private Placement Memorandum, dated January 26, 2017 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company. This Agreement, the Memorandum, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company prior to February 14, 2017 in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since September 30, 2016, there has been no change in the financial condition, results of operations, business or properties of the Company except changes that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4    Managers, Officers and Subsidiaries.

(a)    Schedule 5.4 contains complete and correct lists of the Company’s managers and senior officers.

(b)    The Company does not have any Subsidiaries.

Section 5.5    Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the financial statements of the Company listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the financial position of the Company as of the respective dates specified in such Schedule and the results of its operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company does not have any Material liabilities that are not disclosed in the Disclosure Documents.

Section 5.6    Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement, the Indenture and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, regulations or by-laws, shareholders agreement or any other agreement or instrument to which the Company is bound or by which the Company or any of its properties may be bound or affected (other than the Lien created in connection with the Indenture and the Notes), (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company.

Section 5.7    Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement, the Indenture or the Notes.

Section 5.8    Litigation; Observance of Agreements, Statutes and Orders.

(a)    There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any property of the Company in any court or before any arbitrator of any kind or before or by any Governmental Authority that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    The Company is not (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Sections 5.16, 5.17 and 5.18), which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9    Taxes. The Company has filed all tax returns that are required to have been filed in any jurisdiction, and has paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon it or its properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.10    Title to Property; Leases. The Company has good and sufficient title to its properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens, except with respect to Permitted Liens, prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11    Governmental Licenses

(a)    The Company possesses all Governmental Licenses necessary to conduct the business associated with their assets in their current stage of development, except where the failure to so possess would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; the Company is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and the Company has not received any notice of proceedings relating to the revocation or modification of any Governmental Licenses currently held by the Company that, if determined adversely to the Company, would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

(b)    The Company possesses all Governmental Licenses that are required to develop Trains 1 through 5 of the Liquefaction Project (as such terms are defined in the Memorandum) for its business as described in the Memorandum, except (i) those expected by the Company to be obtained in the ordinary course by the time they are necessary or (ii) where the failure to so possess would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.12    Compliance with Employee Benefit Plans.

(a)    The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)    The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The present value of the accrued benefit liabilities

(whether or not vested) under each Non-U.S. Plan that is funded, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)    The Company and its ERISA Affiliates have not incurred (i) withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material or (ii) any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan that individually or in the aggregate are Material.

(d)    The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company is not Material.

(e)    The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

(f)    All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by the Company have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.

Section 5.13    Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 75 other Institutional Accredited Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.14    Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes hereunder as set forth in the “Transaction Summary – The

Offering and Use of Proceeds” of the Memorandum. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). The Company does not own any margin stock. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15    Existing Indebtedness; Future Liens.

(a)    Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company as of September 30, 2016 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranty thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company. The Company is not in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company and no event or condition exists with respect to any Indebtedness of the Company that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)    Except as disclosed in Schedule 5.15, the Company has not agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness.

(c)    The Company is not a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as disclosed in Schedule 5.15.

Section 5.16    Anti- Money Laundering. The operations of the Company are and have been conducted at all times in compliance with, in each case to the extent applicable, the Anti-Money Laundering Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

Section 5.17    OFAC.

(a)    None of the Company, any of its directors, officers or employees, or to the knowledge of the Company, any agent or Affiliate thereof (except as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and

Amendment No. 1 thereto, as filed with the Commission on February 19, 2016 and February 29, 2016, respectively), is a Person that is currently:

(i)    the subject of any sanctions administered or enforced by OFAC or the U.S. Department of State (collectively, “Sanctions”), nor

(ii)    located, organized or resident in a country or territory that is currently the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

(b)    The Company represents and covenants that it will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person that is, at the time of such transaction:

(i)    the subject of any Sanctions, nor located, organized or resident in a country or territory that is the subject of Sanctions.

Section 5.18    Anti-Corruption.

(a)    None of the Company or its Affiliates, or any director, officer or employee thereof, or to the Company’s knowledge, any agent of the Company or of any of such agent’s subsidiaries or Affiliates acting on behalf of the Company, has taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any person holding a legislative, administrative or judicial office, or any political party or party official or candidate for political office) to influence official action, including the failure to perform an official function, or secure an improper advantage in violation of applicable Anti-Corruption Laws;

(b)    The Company and its Affiliates have conducted their businesses in compliance with applicable Anti-Corruption Laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein;

(c)    The Company will not use, directly or indirectly, the proceeds of the offering in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any applicable Anti-Corruption Laws; and

(d)    There are no pending or, to the knowledge of the Company, threatened, legal proceedings, or, to the knowledge of the Company, any investigations by any governmental entity, with respect to violation of any Anti-Corruption Laws, relating to the business of the Company.

Section 5.19    Environmental Laws. The Company (a) is in compliance with any and all applicable Environmental Laws and has been in compliance with such Environmental Laws within any applicable statute of limitation period, (b) has received all permits, licenses, approvals or other authorizations required of it under applicable Environmental Laws to conduct its business as presently conducted, (c) is in compliance with all terms and conditions of any such permits, licenses, approvals or authorizations, (d) does not have any liability in connection with the release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the environment of any Hazardous Materials, (e) has not received any written communication from a Governmental Authority that alleges that it is in violation of, or liable under, any Environmental Law, (f) has not received any written communication from any other third party that alleges that it is in violation of, or liable under, any Environmental Law, (g) has not received written notice from any Governmental Authority that it is subject to any investigation with respect to any potential violation of or liability under or pursuant to Environmental Laws, and (h) is not subject to any order, judgment or decree with respect to liability pursuant to Environmental Laws or in connection with Hazardous Materials, except in the case of each of clauses (a) through (h), as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.20    Status under Certain Statutes. The Company is not an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act; and the Company is not and, after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Memorandum, will not be, an “investment company” as defined in the Investment Company Act. The Company is not subject to regulation under the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995 or the Federal Power Act.

Section 5.21    Stabilization and Manipulation. The Company has not taken, directly or indirectly, any action designed to or that would reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes.

Section 5.22    Securities Law Matters.

(a)    Assuming the accuracy of the representations and warranties of the Purchasers set forth in Section 6 hereof and the Purchasers’ compliance with their agreements set forth herein, (i) the offer and sale of the Notes in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act by reason of Section 4(a)(2) thereof; and (ii) it is not necessary to qualify an indenture in respect of the Notes under the Trust Indenture Act of 1939, as amended.

(b)    Neither the Company, nor any of its Affiliates has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) that is or will be integrated with the sale of the Notes in a manner that would require registration of the Notes under the Securities Act. None of the Company nor any of its Affiliates, nor any person acting on their behalf (other than the Lead Placement Agents, as to which no representation is made) (i) has, within the six-month period prior to the date hereof, solicited offers for, or offered or sold, in the United States (as such term is defined in Regulation S) or to any U.S. Person, the Notes or any security of the same class or series as the Notes, or (ii) has offered, or will offer or sell, the Notes by means of any form of General Solicitation or General Advertising or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act. The Company has not entered and will not enter into any contractual arrangement with respect to the distribution of the Notes except for this Agreement.

Section 5.23    Solvency. On the date of the Closing, after giving pro forma effect to the offering of the Notes and the use of proceeds therefrom as indicated in the “Transaction Summary – The Offering and Use of Proceeds” section of the Memorandum, the Company will be Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (i) the present fair market value (or present fair saleable value) of the assets of the Company is not less than the total amount required to pay the liabilities of the Company on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) the Company is able to pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) assuming consummation of the issuance of the Notes as contemplated by this Agreement and the Memorandum, the Company is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature; and (iv) the Company is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Company is engaged.

Section 5.24    Material Project Documents. The Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Liquefaction Facilities, dated as of November 11, 2011, as amended (the “Train One and Train Two EPC Contract”), between the Company and Bechtel Oil, Gas and Chemicals, Inc. (the “EPC Contractor”); the Guaranty and Indemnity Agreement, effective as of November 11, 2011, entered into by Bechtel Global Energy, Inc. (the “EPC Contractor Parent”), in favor of the Company (the “Train One and Train Two EPC Contract Parent Guaranty”); the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Liquefaction Facilities, dated as of December 20, 2012, as amended (the “Train Three and Train Four EPC Contract”), between the Company and the EPC Contractor; the Guaranty and Indemnity Agreement, effective as of December 20, 2012, entered into by the EPC Contractor Parent, in favor of the Company (the “Train Three and Train Four EPC Contract Parent Guaranty”); the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Liquefaction Facilities, dated as of May 4, 2015, as amended (the “Train Five EPC Contract”), between the Company and the EPC Contractor; the Guaranty and Indemnity Agreement, effective as of May 4, 2015, entered into by the EPC Contractor Parent, in favor of the Company (the “Train Five EPC Contract Parent Guaranty”); the Amended and Restated LNG Sale and Purchase Agreement (FOB), dated January 25, 2012, as amended (the “BG FOB Sale and Purchase Agreement”), between the Company and BG Gulf Coast LNG, LLC; the Guaranty Agreement, dated as of April 13, 2012, between the Company and BG Energy Holdings Limited (the “BG Guaranty”); the LNG Sale and Purchase Agreement (FOB), dated November 21, 2011, as amended (the “GN FOB Sale and Purchase Agreement”), between the Company and Gas Natural Aprovisionamientos SDG S.A.; the Guaranty Agreement, dated November 21, 2011, between the Company and Gas Natural SDG S.A. (the “GN Guaranty”); the LNG Sale and Purchase Agreement (FOB), dated January 30, 2012, as amended (the “KOGAS FOB Sale and

Purchase Agreement”), between the Company and Korea Gas Corporation; the LNG Sale and Purchase Agreement (FOB), dated December 11, 2011, as amended (the “GAIL FOB Sale and Purchase Agreement”), between the Company and GAIL (India) Limited; the LNG Sale and Purchase Agreement (FOB), dated March 22, 2013 as amended (the “Centrica FOB Sale and Purchase Agreement”), between the Company and Centrica plc; the LNG Sale and Purchase Agreement (FOB), dated March December 14, 2012, as amended (the “Total FOB Sale and Purchase Agreement”), between the Company and Total Gas & Power North America, Inc.; the Second Amended and Restated LNG Terminal Use Agreement, dated as of July 31, 2012, as amended (the “Sabine Liquefaction TUA Agreement”), between the Company and Sabine Pass LNG, L.P. (“SPLNG”); the Firm Transportations Service Agreement, dated as of March 11, 2015 (the “CTPL Pipeline Transportation Agreement”), between Cheniere Creole Trail Pipeline, L.P. (“CTPL”) and the Company; the Negotiated Rate Agreement, dated as of March 11, 2015 (the “CTPL Negotiated Rate Agreement”), between CTPL and the Company; the Terminal Use Rights Assignment and Agreement, dated as of July 31, 2012, as amended (the “Terminal Use Rights Assignment and Agreement”), among the Company, SPLNG and Cheniere Energy Investments, LLC; the Cooperation Agreement, dated as of July 31, 2012, as amended (the “Cooperation Agreement”), between the Company and SPLNG; the real property lease agreement, dated November 1, 2011, as amended (the “First Lease”), between Crain Lands, LLC, as lessor, and the Company, as lessee; the real property lease agreement, dated December 5, 2011, as amended (the “Second Lease”), between Crain Lands, LLC, as lessor, and the Company, as lessee; the Sub-lease Agreement, dated June 11, 2012, as amended (the “Sub-Lease”), between SPLNG, as sublessor, and the Company, as sublessee; the Water Service Agreement, dated as of December 21, 2011, as amended (the “Water Agreement”), between the City of Port Arthur and the Company; and the License Agreements, dated as of May 3, 2012, December 21, 2012 and May 20, 2015, each as amended, between the Company and ConocoPhillips Company (collectively, the “ConocoPhillips License Agreement” and, together with the Train One and Train Two EPC Contract, the Train One and Train Two EPC Contract Parent Guaranty, the Train Three and Train Four EPC Contract, the Train Three and Train Four EPC Contract Parent Guaranty, the Train Five EPC Contract, the Train Five EPC Contract Parent Guaranty, the BG FOB Sale and Purchase Agreement, the BG Guaranty, the GN FOB Sale and Purchase Agreement, the GN Guaranty, the KOGAS FOB Sale and Purchase Agreement, the GAIL FOB Sale and Purchase Agreement, the Centrica FOB Sale and Purchase Agreement, the Total FOB Sale and Purchase Agreement, the Sabine Liquefaction TUA Agreement, the CTPL Pipeline Transportation Agreement, the CTPL Negotiated Rate Agreement, the Terminal Use Rights Assignment and Agreement, the Cooperation Agreement, the First Lease, the Second Lease; the Sub-Lease and the Water Agreement, the “Material Project Documents”), are each in full force and effect, subject to any conditions subsequent contained therein, and each constitutes a valid and legally binding obligation of the Company and, to the Company’s knowledge, each of the other parties thereto (the “Other Parties”). Neither the Company, nor any of the Other Parties to any Material Project Document (to the Company’s knowledge), are in breach, violation or default thereof, and, to the Company’s knowledge, no event has occurred which with notice or lapse of time or both would constitute a breach, violation or default by the Company or, to the Company’s knowledge, any Other Party, or permit termination, modification or acceleration by the Other Parties, under the Material Project Documents, except the failure by the Company to give certain immaterial notices by the dates specified in such agreements.

Section 5.25    Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the business in which they are engaged, and all such insurance is in full force and effect.

Section 5.26    Auditors. (i) Ernst & Young LLP, who has certified certain financial statements of the Company and delivered its report with respect to certain audited consolidated financial statements listed in Schedule 5.5 and (ii) KPMG LLP, who has certified certain financial statements of the Company and delivered its report with respect to certain audited consolidated financial statements listed in Schedule 5.5 are each independent public accounting firms with respect to the Company in accordance with GAAP and the rules and regulations of the Public Company Accounting Oversight Board.

Section 5.27    Collateral and Security Documents. On May 28, 2013, the Amended and Restated Security Agreement, dated as of such date, among the Company and the Common Security Trustee, was effective to create, in favor of the Common Security Trustee for the benefit of the Secured Debt Holders (as defined in the Common Terms Agreement), as collateral security for the payment and performance of the obligations secured thereby, a valid and enforceable first priority security interest in the Collateral (as defined in the Common Terms Agreement, the “Collateral”) covered or purported to be covered thereby. The prior recordation of the Mortgage (as defined in the Common Terms Agreement) and the prior filing of the UCC-1 financing statements in connection with the Security Documents (as defined in the Common Terms Agreement, the “Security Documents”), with the priority created thereby are sufficient to perfect by such recordation or filing in each jurisdiction where required to perfect the Lien and security interest in personal property and fixtures described therein, and it is not necessary to make any new filings or take any other action to perfect, or to maintain the perfection, of such Liens and security interests.

Section 5.28    Accession Agreement. Upon the execution and delivery of the Accession Agreement, which will be entered into on the date of the Closing, by and among the Secured Debt Holder Group Representative (as defined therein), the Common Security Trustee, the Intercreditor Agent (as defined therein) and the Company (the “Accession Agreement”), the Notes will constitute additional New Secured Debt (as defined in the Accession Agreement) and Secured Debt (as defined in the Common Terms Agreement, “Secured Debt”) that is pari passu with all other Secured Debt and will be secured by the Collateral equally and ratably with the all other Secured Debt.

Section 5.29    Financing Documents. Each of the Financing Documents is in full force and effect and constitutes a valid and legally binding obligation of the Company. The Company is not in material breach, violation or default thereof, and no event has occurred which with notice or lapse of time or both would constitute a material breach, violation or default by the Company or permit termination, modification or acceleration, under the Financing Documents.

Section 5.30    Labor Disputes. No material labor dispute with the employees of the Company exists or, to the knowledge of the Company, is imminent, that would reasonably be expected to have a Material Adverse Effect.

SECTION 6.	REPRESENTATIONS OF THE PURCHASERS.

Section 6.1    U.S. Securities Law Matters. Each Purchaser severally represents that:

(i)    It is an Institutional Accredited Investor;

(ii)    It is purchasing the Notes for its own account or for one or more separate accounts of Institutional Accredited Investors maintained by such Purchaser and not with a view to the distribution thereof; provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control;

(iii)    It understands that the Notes have not been registered under the Securities Act or any state securities laws and may be offered and resold only (A) to the Company, (B) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act and in compliance with applicable local laws and regulations, (C) within the United States in compliance with the exemption from the registration requirements under the Securities Act provided by Rule 144 thereunder, if available, and in accordance with applicable state securities laws, or (D) in a transaction that does not require registration under the Securities Act or any applicable state laws;

(iv)    It is authorized to consummate the purchase of the Notes;

(v)    It is aware that the offer and sale of Notes to it is being made in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereunder;

(vi)    It has had access to such additional information, if any, concerning the Company as it has considered necessary in connection with its investment decision to acquire the Notes;

(vii)    It has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Notes and is able to bear the economic risks of such investment;

(viii)    It has not purchased the Notes as a result of any General Solicitation or General Advertising;

(ix)    It understands and acknowledges that it will receive the Notes in definitive form, and that upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the Securities Act or applicable state securities laws, the Notes, and all certificates issued in exchange therefor or in substitution thereof, shall bear the legend in Section 2.3(g) of Appendix A to the Indenture.

(x)    It consents to the Company making a notation on its records in order to implement the restrictions on transfer set forth and described herein; and

(xi)    If required by applicable securities legislation, regulatory policy or order or by any securities commission, stock exchange or other regulatory authority, it will execute, deliver, file and otherwise assist the Company in filing reports, questionnaires, undertakings and other documents with respect to the ownership of the Notes.

Section 6.2    Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)    the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)    the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)    the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)    the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM

Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e)    the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)    the Source is a governmental plan; or

(g)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7.	CERTAIN AGREEMENTS OF THE COMPANY

Section 7.1 Financial and Business Information.

(a)    Quarterly Statements — See Section 4.03(c) of the Indenture.

(b)    Annual Statements — See Section 4.03(c) of the Indenture.

(c)    SEC and Other Reports — See Section 4.03(a) of the Indenture.

(d)    Notice of Default or Event of Default — See Section 4.04 and Section 7.05 of the Indenture.

(e)    Employee Benefits Matters — See Section 4.03(c) of the Indenture.

(f)    Notices from Governmental Authority — See Section 4.03(c) of the Indenture.

(g)    Resignation or Replacement of Auditors — See Section 4.03(c) of the Indenture.

(h)    Requested Information — See Section 4.03(c) of the Indenture.

Section 7.2    Officer’s Certificate.

(a)    Covenant Compliance — See Section 4.04 of the Indenture.

(b)    Event of Default — See Section 4.04 of the Indenture.

(c)    Subsidiary Guarantors – See Section 4.03(f) of the Indenture.

Section  7.3    Visitation.

(a)    No Default — See Section 4.03(g) of the Indenture.

(b)    Default — See Section 4.03(g) of the Indenture.

Section 7.4    Electronic Delivery. See Section 4.03(e) of the Indenture.

Section 7.5     Use of Proceeds. The Company will use the net proceeds received in connection with the offering of the Notes in the manner described in the “Transaction Summary – The Offering and Use of Proceeds” section of the Memorandum.

Section 7.6    Indenture. The Indenture contains the affirmative covenants, negative covenants, payment and prepayment provisions, Events of Default, remedies following an Event of Default, and terms relating to registration, exchange, substitution and payment, in each case governing the Notes.

SECTION 8.	EXPENSES, ETC.

Section 8.1    Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable and documented attorneys’ fees of one special counsel for the holders, taken as a whole and, if reasonably required by the Required Holders, one local or other counsel for the holders, taken as a whole) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, any Note Guarantee or the Notes (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, any Note Guarantee or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, any Note Guarantee or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including fees for one financial advisor for all Purchasers and the holders of the Notes, as a whole, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and any Note Guarantee and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $5000. If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).

The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes) and (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.

Section 8.2    Certain Taxes. The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or any Note Guarantee or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where the Company or any Subsidiary Guarantor has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or any Note Guarantee or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 8, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

Section 8.3    Survival. The obligations of the Company under this Section 8 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Note Guarantee, the Indenture or the Notes, and the termination of this Agreement.

SECTION 9.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and any Note Guarantee embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 10.	AMENDMENT AND WAIVER.

Section 10.1    This Agreement. This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that: (A) no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 14 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (B) no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding (i) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or (ii) amend Sections 10 or 13 hereof.

Section 10.2    The Indenture, the Notes and the Note Guarantees. See Section 4.27 and Article 9 of the Indenture.

Section 10.3    Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 10 applies equally to all Purchasers and is binding upon them. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any Purchaser and no delay in exercising any rights hereunder shall operate as a waiver of any rights of any Purchaser.

SECTION 11.	NOTICES.

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (charges prepaid). Any such notice must be sent:

(i)    if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii)    if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)    if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 11 will be deemed given only when actually received.

SECTION 12.	REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 12 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 13.	CONFIDENTIAL INFORMATION.

For the purposes of this Section 13, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and Affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes and such recipient is notified of its obligation to maintain the confidentiality of such information), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 13, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 13), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 13), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement, the Indenture or any Note Guarantee (provided with respect to subclauses (w) (except where required disclosure of the purchase of the Notes is to be made to any supervisory or regulatory body during the normal course of its exercise of its regulatory or supervisory function over such Purchaser as an insurance company and consistent with such Purchaser’s usual practice), (x) and (y) that, unless specifically prohibited by applicable law, rule, regulation or order, such Purchaser shall use its reasonable best efforts to notify the Company of such pending disclosure and, to the extent practicable, the opportunity to seek a protective order or to pursue such further legal action as may be necessary to preserve the privileged nature and confidentiality of the Confidential Information. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 13 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 13.

In the event that as a condition to receiving access to information relating to the Company in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 13, this Section 13 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 13 shall supersede any such other confidentiality undertaking.

SECTION 14.	SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 14), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 14), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

SECTION 15.	MISCELLANEOUS.

Section 15.1    Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that, subject to Section 5.01 of the Indenture, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 15.2    Accounting Terms.

All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 15.3    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 15.4    Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 2 of the Indenture, (b) subject to Section 15.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 15.5    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 15.6    Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 15.7    Jurisdiction and Process; Waiver of Jury Trial. (a) The Company hereby submits to the exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for suits, actions, or proceedings instituted in regard to the enforcement of a judgment of any Specified Court in a Related Proceeding (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of the Specified Courts in any Related Proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any Related Proceeding brought in any Specified Court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Specified Proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any Specified Court has been brought in an inconvenient forum.

(b)    The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 15.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)    The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 15.7(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 11 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d)    Nothing in this Section 15.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e)    THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

*    *    *    *    *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

SABINE PASS LIQUEFACTION, LLC

By	/s/ Zach Davis
Name:	Zach Davis
Title:	Vice President, Finance

This Agreement is hereby

accepted and agreed to as

of the date hereof.

Midland National Life Insurance Company

By:	Guggenheim Partners Investment Management, LLC, as investment manager

By:	/s/ Anne B. Walsh
Name:	Anne B. Walsh
Title:	Senior Managing Director

Guaranty Income Life Insurance Company

By:	Guggenheim Partners Investment Management, LLC, as Manager

By:	/s/ Anne B. Walsh
Name:	Anne B. Walsh
Title:	Senior Managing Director

Horace Mann Life Insurance Company

By:	Guggenheim Partners Investment Management, LLC, as Advisor

By:	/s/ Anne B. Walsh
Name:	Anne B. Walsh
Title:	Senior Managing Director

MNL Reinsurance Company

By:	Guggenheim Partners Investment Management, LLC, as investment manager

By:	/s/ Anne B. Walsh
Name:	Anne B. Walsh
Title:	Senior Managing Director

North American Company for Life and Health Insurance

By:	Guggenheim Partners Investment Management, LLC, as investment manager

By:	/s/ Anne B. Walsh
Name:	Anne B. Walsh
Title:	Senior Managing Director

Security Benefit Life Insurance Company

By:	Guggenheim Partners Investment Management, LLC, as Advisor

By:	/s/ Anne B. Walsh
Name:	Anne B. Walsh
Title:	Senior Managing Director

Wilco Life Insurance Company

By:	Guggenheim Partners Investment Management, LLC, as Advisor

By:	/s/ Anne B. Walsh
Name:	Anne B. Walsh
Title:	Senior Managing Director

Wilton Reassurance Company

By:	Guggenheim Partners Investment Management, LLC, as Advisor

By:	/s/ Anne B. Walsh
Name:	Anne B. Walsh
Title:	Senior Managing Director

Texas Life Insurance Company

By:	Guggenheim Partners Investment Management, LLC, as Advisor

By:	/s/ Anne B. Walsh
Name:	Anne B. Walsh
Title:	Senior Managing Director

Wilton Reassurance Life Company of New York

By:	Guggenheim Partners Investment Management, LLC, as Advisor

By:	/s/ Anne B. Walsh
Name:	Anne B. Walsh
Title:	Senior Managing Director

Massachusetts Mutual Life Insurance Company MassMutual Asia Limited

By:	Barings LLC, as Investment Adviser

By:	/s/ James Moore
Name:	James Moore
Title:	Managing Director

American General Life Insurance Company The United States Life Insurance Company in the City of New York The Variable Annuity Life Insurance Company

By:	AIG Asset Management (U.S.), LLC, as Investment Adviser

By:	/s/ John H. Pollock
Name:	John H. Pollock
Title:	Managing Director

Principal Life Insurance Company

By:	Principal Global Investors, LLC, a Delaware limited liability company, its authorized signatory

By:	/s/ Alan P. Kress
Name:	Alan P. Kress
Title:	Counsel

By:	/s/ Justin T. Lange
Name:	Justin T. Lange
Title:	Counsel

Symetra Life Insurance Company

By:	Principal Global Investors, LLC, a Delaware limited liability company, its authorized signatory

By:	/s/ Alan P. Kress
Name:	Alan P. Kress
Title:	Counsel

By:	/s/ Justin T. Lange
Name:	Justin T. Lange
Title:	Counsel

Principal Reinsurance Company of Delaware II

By:	Principal Global Investors, LLC, a Delaware limited liability company, its authorized signatory

By:	/s/ Alan P. Kress
Name:	Alan P. Kress
Title:	Counsel

By:	/s/ Justin T. Lange
Name:	Justin T. Lange
Title:	Counsel

The Guardian Life Insurance Company of America

By:	/s/ Thomas M. Donohue
Name:	Thomas M. Donohue
Title:	Managing Director

National Life Insurance Company

By:	/s/ Andrew Ebersole
Name:	Andrew Ebersole
Title:	Head of Private Placements Sentinel Asset Management, Inc.

Life Insurance Company of the Southwest

By:	/s/ Andrew Ebersole
Name:	Andrew Ebersole
Title:	Head of Private Placements Sentinel Asset Management, Inc.

CMFG Life Insurance Company

By:	MEMBERS Capital Advisors, Inc. acting as Investment Advisor

By:	/s/ Anne Finucane
Name:	Anne Finucane
Title:	Managing Director, Investments

American Equity Investment Life Insurance Company

By:	/s/ Jeffrey A. Fossell
Name:	Jeffrey A. Fossell
Title:	Authorized Signatory

Allianz Life Insurance Company of North America

By:	Allianz Global Investors U.S. LLC, as the Authorized Signatory and Investment Manager

By:	/s/ Lawrence Halliday
Name:	Lawrence Halliday
Title:	Managing Director

Pacific Life Insurance Company

By:	/s/ Jason T. Todd
Name:	Jason T. Todd
Title:	Assistant Vice President

By:	/s/ Matthew A. Levene
Name:	Matthew A. Levene
Title:	Assistant Secretary

Pan-American Life Insurance Company

By:	/s/ Lisa Baudot
Name:	Lisa Baudot
Title:	Vice President, Securities

Mutual Trust Life Insurance Company, a Pan-American Life Insurance Group Stock Company

By:	/s/ Lisa Baudot
Name:	Lisa Baudot
Title:	Vice President, Securities

Southern Farm Bureau Life Insurance Company

By:	/s/ David Divine
Name:	David Divine
Title:	Senior Portfolio Manager

USAA Life Insurance Company

By:	/s/ James F. Jackson, Jr.
Name:	James F. Jackson, Jr.
Title:	Assistant Vice President

Fidelity & Guaranty Life Insurance Company

By:	/s/ Thomas Cunningham
Name:	Thomas Cunningham
Title:	VP, Portfolio Manager

Schedule A

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Accession Agreement” is defined in Section 5.28.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” means this Note Purchase Agreement, including all Schedules attached to this Agreement.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means the financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970 (commonly known as the Bank Secrecy Act), as amended by Title III of the USA PATRIOT Act, and the anti-money laundering statutes of all jurisdictions where the Company conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency.

“BG FOB Sale and Purchase Agreement” is defined in Section 5.24.

“BG Guaranty” is defined in Section 5.24.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Closing” is defined in Section 3.

“Centrica FOB Sale and Purchase Agreement” is defined in Section 5.24.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.

“Collateral” is defined in Section 5.27.

“Common Terms Agreement” means the Second Amended and Restated Common Terms Agreement, dated as of June 30, 2015, among the Company, the Secured Debt Holder Group Representatives (as defined therein), the Secured Hedge Representatives (as defined therein), the Secured Gas Hedge Representatives (as defined therein), the Common Security Trustee and the Intercreditor Agent (as defined therein), as amended by the Omnibus Amendment thereto, dated as of September 24, 2015, and the Administrative Amendment to the Common Terms Agreement, dated as of December 31, 2015, among the Company, the Common Security Trustee and the Intercreditor Agent.

“Common Security Trustee” means Société Générale.

“Company” is defined in the first paragraph of this Agreement.

“Confidential Information” is defined in Section 13.

“ConocoPhillips License Agreement” is defined in Section 5.24.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Cooperation Agreement” is defined in Section 5.24.

“CTPL” is defined in Section 5.24.

“CTPL Negotiated Rate Agreement” is defined in Section 5.24.

“CTPL Pipeline Transportation Agreement” is defined in Section 5.24.

“Default” is defined in Section 1.01 of the Indenture.

“Disclosure Documents” is defined in Section 5.3.

“Environmental Laws” means federal, state and local laws and regulations relating to the prevention of pollution, the protection of the environment or human health or safety relating to Hazardous Materials, or imposing liability or standards of conduct concerning any Hazardous Materials.

“EPC Contractor” is defined in Section 5.24.

“EPC Contractor Parent” is defined in Section 5.24.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 6.01 of the Indenture.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder from time to time in effect.

“Financing Documents” has the meaning set forth in the Common Terms Agreement.

“First Lease” is defined in Section 5.24.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“GAIL FOB Sale and Purchase Agreement” is defined in Section 5.24.

“General Solicitation” and “General Advertising” mean “general solicitation” and “general advertising”, respectively, as used in Rule 502(c) under the Securities Act, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or on the Internet or broadcast over radio or television or the Internet, and any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

“GN FOB Sale and Purchase Agreement” is defined in Section 5.24.

“GN Guaranty” is defined in Section 5.24.

“Governmental Authority” means

(a)    the government of

(i)    the United States of America or any state or other political subdivision thereof, or

(ii)    any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)    any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Licenses” means permits, licenses, approvals, consents and other authorizations issued by the appropriate federal, state, local or foreign regulatory agencies or bodies.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person:

(c)    to purchase such indebtedness or obligation or any property constituting security therefor;

(d)    to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(e)    to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(f)    otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Materials” means (a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (c) any petroleum or petroleum product, (d) any polychlorinated biphenyl and (e) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any applicable Environmental Law or which can give rise to liability under any Environmental Law.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 2.05 of the Indenture, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 10.2 and 11 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“Indenture” means the indenture dated as of February 24, 2017, between the Company and the Trustee, pursuant to which the Notes will be issued.

“INHAM Exemption” is defined in Section 6.2(e).

“Indebtedness” with respect to any Person means, at any time, without duplication,

(g)    its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(h)    its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(i)    (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(j)    all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(k)    all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(l)    the aggregate Swap Termination Value of all Swap Contracts of such Person; and

(m)    any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Institutional Accredited Investor” means an “institutional” accredited investor, as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its Affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Investment Company Act” means the United States Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder from time to time in effect.

“KOGAS FOB Sale and Purchase Agreement” is defined in Section 5.24.

“Lead Placement Agents” is defined in Section 5.3.

“Lien” is defined in Section 1.01 of the Indenture.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company taken as a whole.

“Material Adverse Effect” is defined in Section 1.01 of the Indenture.

“Material Project Documents” is defined in Section 5.24.

“Memorandum” is defined in Section 5.3.

“NAIC” means the National Association of Insurance Commissioners.

“Note Guarantee” is defined in Section 1.01 of the Indenture.

“Notes” is defined in Section 1.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Organizational Documents” means the limited liability company agreement and certificate of formation of the Company.

“Other Parties” is defined in Section 5.24.

“Permitted Lien” is defined in Section 1.01 of the Indenture.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 2.3 of Appendix A to the Indenture), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 2.3 of Appendix A to the Indenture shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.

“QPAM Exemption” is defined in Section 6.2(d).

“Regulation S” means Regulation S under the Securities Act.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an Affiliate of such holder or such investment advisor.

“Required Holders” means at any time on or after the Closing, the holders of at least a majority in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Related Judgment” is defined in Section 15.7.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Sabine Liquefaction TUA Agreement” is defined in Section 5.24.

“Sanctions” is defined in Section 5.17.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Second Lease” is defined in Section 5.24.

“Secured Debt” is defined in Section 5.28.

“Securities” or “Security” shall have the meaning specified in section 2(a)(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder from time to time in effect.

“Security Documents” is defined in Section 5.27.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Solvent” is defined in Section 5.23.

“Source” is defined in Section 6.2.

“Specified Courts” is defined in Section 15.7.

“SPLNG” is defined in Section 5.24.

“Sub-Lease” is defined in Section 5.24.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantor” means each Subsidiary that has executed and delivered a Note Guarantee.

“Substitute Purchaser” is defined in Section 14.

“SVO” means the Securities Valuation Office of the NAIC.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Terminal Use Rights Assignment and Agreement” is defined in 5.24.

“Total FOB Sale and Purchase Agreement” is defined in 5.24.

“Train Five EPC Contract” is defined in 5.24.

“Train Five EPC Contract Parent Guaranty” is defined in 5.24.

“Train One and Train Two EPC Contract” is defined in 5.24.

“Train One and Train Two EPC Contract Parent Guaranty” is defined in 5.24.

“Train Three and Train Four EPC Contract” is defined in 5.24.

“Train Three and Train Four EPC Contract Parent Guaranty” is defined in 5.24.

“Trustee” means the Bank of New York Mellon in its capacity as Trustee under the Indenture.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Person” has the meaning set forth in Rule 902(k) of Regulation S.

“Water Agreement” is defined in Section 5.24.

Schedule 4.4(a)

Form of Opinion of Latham & Watkins LLP

Schedule 4.4(b)

Form of Opinion of Andrews Kurth LLP

Schedule 4.4(c)

Form of Opinion of Norton Rose Fulbright US LLP

Schedule 4.4(d)

Form of Opinion of Ottinger Hebert, L.L.C.

Schedule 4.4(e)

Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

Schedule 5.3

Disclosure Documents

All documents posted to the virtual Sabine Pass Liquefaction, LLC data room hosted by IntraLinks, accessible at the following internet address:

https://services.intralinks.com/login/?w=3452262&br=1&p=3&urlId=330438607

Schedule 5.4

Managers and Officers of the Company

Managers

Doug Shanda
Michael J. Wortley
Sean T. Klimczak
Michelle A. Dreyer

Senior Officers

Chief Executive Officer	Jack A. Fusco
President	Doug Shanda
Chief Financial Officer	Michael J. Wortley
Senior Vice President, Commercial Operations	Eric Bensaude
Senior Vice President, LNG Engineering and Construction	Ed Lehotsky
Senior Vice President, Business Operations	Drew Lynch
Vice President, Finance	Zach Davis
Vice President, Supply	Corey Grindal
Vice President, Commercial Operations	Tim Wyatt
Chief Accounting Officer	Len Travis
Treasurer	Lisa Cohen
Corporate Secretary	Sean N. Markowitz
Assistant Secretary	Sean Bunk
Senior Director, Tax	Cory Birt
Tax Director	Pamela Abowd

Schedule 5.5

Financial Statements

1.	Audited financial statements of Sabine Pass Liquefaction, LLC for the years ended December 31, 2015, 2014, 2013 and 2012 and the notes thereto.

2.	Unaudited interim financial statements of Sabine Pass Liquefaction, LLC for the three months ended March 30, 2016, 2015, 2014 and 2013 and the notes thereto.

3.	Unaudited interim financial statements of Sabine Pass Liquefaction, LLC for the six months ended June 30, 2016, 2015, 2014 and 2013 and the notes thereto.

4.	Unaudited interim financial statements of Sabine Pass Liquefaction, LLC for the nine months ended September 30, 2016, 2015, 2014 and 2013 and the notes thereto.

Schedule 5.15

Existing Indebtedness of the Company

See Notes 6 and 9 to the unaudited interim financial statements of Sabine Pass Liquefaction, LLC for the nine months ended September 30, 2016.

As of January 31, 2017, Sabine Pass Liquefaction, LLC had approximately $369 million in borrowings under the 2015 Credit Facilities (as defined in the unaudited interim financial statements of Sabine Pass Liquefaction, LLC for the nine months ended September 30, 2016).

Purchaser Schedule

Information Relating to Purchasers